Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS SECOND QUARTER

2022 RESULTS

Performance Driven by Ongoing Strength of Work Truck Attachments Segment

Highlights:

●	Record Net Sales of $187.6 Million, a 19.1% increase compared to 2Q21
●	Net Income increased 25.7% to $17.7 million, or $0.75 of Diluted EPS
●	Adjusted EBITDA increased to $34.1 million
●	Narrowed 2022 guidance towards the middle
●	Paid $0.29 per share cash dividend on June 30, 2022

August 1, 2022 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the second quarter ended June 30, 2022.

Bob McCormick, President & CEO stated. “We delivered strong top line growth overall this quarter when compared to the second quarter of 2021 despite the ongoing impact of supply chain constraints. While information from OEMs remains limited, we have begun to see slight improvements in the supply of some chassis recently and expect supply will slowly improve later in the second half of the year. We are pleased to report that demand signals remain strong in both segments today, with a strong pre-season sales period in Attachments and ongoing robust backlog for Solutions.”

Consolidated Second Quarter 2022 Results

$ in millions (except Margins & EPS)	Q2 2022	Q2 2021
Net Sales	$187.6	$157.5
Gross Profit Margin	27.3%	31.0%

Income from Operations	$25.6	$24.1
Net Income	$17.7	$14.1
Diluted EPS	$0.75	$0.60

Adjusted EBITDA	$34.1	$33.5
Adjusted EBITDA Margin	18.2%	21.3%
Adjusted Net Income	$20.1	$21.3
Adjusted Diluted EPS	$0.85	$0.91

Douglas Dynamics – Second Quarter 2022

●

Consolidated second quarter 2022 Net Sales increased by $30.1 million, or 19.1%, compared to the same period last year, mainly driven by pricing adjustments in both segments and increased volume in Work Truck Attachments due to a strong start to pre-season.

●	Gross profit margins reflect the dilutive impact of price realization covering higher input costs as a result of inflation.
●

Selling, general, and administrative expenses increased $1.1 million to $23.0 million during the second quarter 2022, due to inflationary pressures on salaries and benefits, as well as a return to more normalized discretionary spending.

●	Interest expense decreased $1.9 million primarily due to lower interest paid on the term loan due to the decrease in principal balance from the June 9, 2021 refinancing.
●

The effective tax rate was 23.2% and 5.5% for the second quarters of 2022 and 2021, respectively. The rate was higher in 2Q22 due to a discrete tax benefit in the same period last year related to favorable income tax audit results.

Work Truck Attachments Segment Second Quarter 2022 Results

$ in millions (except Adjusted EBITDA Margin)	Q2 2022	Q2 2021
Net Sales	$130.4	$104.6
Adjusted EBITDA	$33.6	$32.2
Adjusted EBITDA Margin	25.8%	30.8%

●

Work Truck Attachment Net Sales were a record $130.4 million for the second quarter of 2022, an increase of $25.7 million, or 24.6% over the prior year, due to strong pre-season orders leading to increased volumes and higher pricing compared to last year.

●	Adjusted EBITDA increased compared to the second quarter of 2021, while higher input costs were an impediment to margins.

Work Truck Solutions Segment Second Quarter 2022 Results

$ in millions (except Adjusted EBITDA Margin)	Q2 2022	Q2 2021
Net Sales	$57.2	$52.9
Adjusted EBITDA	$0.5	$1.3
Adjusted EBITDA Margin	0.9%	2.5%

●

Work Truck Solutions Net Sales increased $4.3 million, or approximately 8%, compared to the corresponding period of last year, due to pricing increases and a more predictable but still constricted supply of Class 7-8 chassis.

●	Adjusted EBITDA continues to be impacted by constricted chassis supply and inflationary pressures on material, labor, and freight costs.

Douglas Dynamics – Second Quarter 2022

Dividend & Liquidity

●

A quarterly cash dividend of $0.29 per share of the Company's common stock was declared on June 6, 2022, and paid on June 30, 2022, to stockholders of record as of the close of business on June 17, 2022.

●	Net Cash Provided (Used) by Operating Activities for the first six months of 2022 decreased to $(58.2) million from cash provided of $13.1 million in the same period 2021.
●

Free Cash Flow for the first six months of 2022 decreased to $(63.8) million from $8.6 million for the same period 2021, largely due to higher accounts receivable attributable to the increase in sales, as well as higher inventory from increased material costs and pulling forward supply.

●	During the quarter, approximately 89,000 shares were repurchased at a cost of approximately $3.0 million.

Outlook

McCormick stated, “Based on our first half results and outlook for the second half of the year, we are narrowing our guidance ranges towards the middle. Demand for our products and services remains robust and we continue to drive operational improvements and expand our offerings in both segments to bolster our market leading positions. We remain poised to fully satisfy demand when external headwinds dissipate.”

The 2022 financial outlook has been narrowed as follows:

●	Net Sales are expected to be between $590 million and $630 million.
●	Adjusted EBITDA is predicted to range from $75 million to $95 million.
●	Adjusted Earnings Per Share are expected to be in the range of $1.40 per share to $2.00 per share.
●	The effective tax rate is expected to be approximately 25% to 26%.
●	The outlook assumes relatively stable economic conditions and the Company’s core markets will experience average snowfall levels in fourth quarter 2022.

Earnings Conference Call Information

The Company will host a conference call on Tuesday, August 2, 2022 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial (833) 634-5024 domestically, or (412) 902-4205 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

Douglas Dynamics – Second Quarter 2022

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 75 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow.  The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies.  Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, severance, restructuring charges, certain purchase accounting expenses, and incremental costs incurred related to the COVID-19 pandemic. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock-based compensation, severance, restructuring charges, non-cash purchase accounting adjustments, certain charges related to unrelated legal fees and consulting fees, incremental costs incurred related to the COVID-19 pandemic, and adjustments on derivatives not classified as hedges, net of their income tax impact. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results.  Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Douglas Dynamics – Second Quarter 2022

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures.  Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided by (Used in) Operating Activities.  We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, including as a result of global climate change, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs or inflationary conditions, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, including as a result of global health epidemics such as COVID-19, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends or out ability to execute repurchases under out stock repurchase program, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the business of Henderson Enterprises Group, Inc., which we acquired in 2014, or the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions or any future acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2021 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics – Second Quarter 2022

Financial Statements

Douglas Dynamics, Inc.
Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2022	2021
	(unaudited)	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$6,041	$36,964
Accounts receivable, net	127,890	71,035
Inventories	131,518	104,019
Inventories - truck chassis floor plan	1,052	2,655
Refundable income taxes paid	-	1,222
Prepaid and other current assets	4,012	4,536
Total current assets	270,513	220,431

Property, plant, and equipment, net	66,171	66,787
Goodwill	113,134	113,134
Other intangible assets, net	136,849	142,109
Operating lease - right of use asset	16,152	18,462
Non-qualified benefit plan assets	8,726	10,347
Other long-term assets	1,939	1,206
Total assets	$613,484	$572,476

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$18,092	$27,375
Accrued expenses and other current liabilities	32,140	36,126
Floor plan obligations	1,052	2,655
Operating lease liability - current	4,416	4,623
Income taxes payable	3,848	-
Short term borrowings	58,000	-
Current portion of long-term debt	11,137	11,137
Total current liabilities	128,685	81,916

Retiree benefits and deferred compensation	15,750	17,170
Deferred income taxes	30,838	29,789
Long-term debt, less current portion	200,677	206,058
Operating lease liability - noncurrent	13,302	15,408
Other long-term liabilities	4,577	7,525

Total stockholders' equity	219,655	214,610
Total liabilities and stockholders' equity	$613,484	$572,476

Douglas Dynamics – Second Quarter 2022

Douglas Dynamics, Inc.
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
	(unaudited)		(unaudited)

Net sales	$187,561	$157,530	$290,162	$260,872
Cost of sales	136,328	108,732	217,865	185,822
Gross profit	51,233	48,798	72,297	75,050

Selling, general, and administrative expense	23,024	21,982	44,397	41,881
Intangibles amortization	2,630	2,705	5,260	5,410

Income from operations	25,579	24,111	22,640	27,759

Interest expense, net	(2,473)	(4,372)	(4,586)	(7,347)
Loss on extinguishment of debt	-	(4,936)	-	(4,936)
Other income (expense), net	(16)	116	111	108
Income before taxes	23,090	14,919	18,165	15,584

Income tax expense	5,365	816	4,348	739

Net income	$17,725	$14,103	$13,817	$14,845

Weighted average number of common shares outstanding:
Basic	22,907,414	22,973,391	22,944,769	22,927,658
Diluted	22,907,414	22,985,233	22,947,352	22,943,836

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.76	$0.60	$0.59	$0.64
Earnings per common share assuming dilution attributable to common shareholders	$0.75	$0.60	$0.58	$0.63
Cash dividends declared and paid per share	$0.29	$0.29	$0.58	$0.57

Douglas Dynamics – Second Quarter 2022

Douglas Dynamics, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Six Month Period Ended
	June 30, 2022	June 30, 2021
	(unaudited)

Operating activities
Net income	$13,817	$14,845
Adjustments to reconcile net income to net cash provided by (used) in operating activities:
Depreciation and amortization	10,393	10,213
Loss (Gain) on disposal of fixed asset	130	(57)
Loss on extinguishment of debt	--	4,936
Amortization of deferred financing costs and debt discount	244	646
Stock-based compensation	5,053	6,020
Adjustments on derivatives not designated as hedges	(344)	(849)
Provision for losses on accounts receivable	50	347
Deferred income taxes	1,049	477
Non-cash lease expense	2,310	1,681
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(56,905)	(9,279)
Inventories	(27,499)	(14,155)
Prepaid assets, refundable income taxes paid and other assets	2,634	(475)
Accounts payable	(8,350)	2,929
Accrued expenses and other current liabilities	(139)	(2,851)
Benefit obligations and other long-term liabilities	(647)	(1,287)
Net cash provided by (used in) operating activities	(58,204)	13,141

Investing activities
Capital expenditures	(5,580)	(4,586)
Net cash used in investing activities	(5,580)	(4,586)

Financing activities
Repurchase of common stock	(6,001)	--
Payments of financing costs	--	(1,281)
Borrowings on long-term debt	--	224,438
Dividends paid	(13,514)	(13,254)
Net revolver borrowings	58,000	--
Repayment of long-term debt	(5,624)	(244,313)
Net cash provided by (used in) financing activities	32,861	(34,410)
Change in cash and cash equivalents	(30,923)	(25,855)
Cash and cash equivalents at beginning of period	36,964	41,030
Cash and cash equivalents at end of period	$6,041	$15,175

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$1,303	$26,056

Douglas Dynamics – Second Quarter 2022

Douglas Dynamics, Inc.
Net Income to Adjusted EBITDA reconciliation (unaudited)
(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2022	2021	2022	2021

Net income	$17,725	$14,103	$13,817	$14,845

Interest expense - net	2,473	4,372	4,586	7,347
Income tax expense	5,365	816	4,348	739
Depreciation expense	2,574	2,495	5,133	4,803
Intangibles amortization	2,630	2,705	5,260	5,410
EBITDA	30,767	24,491	33,144	33,144

Stock-based compensation	3,153	4,055	5,053	6,020
Loss on extinguishment of debt	-	4,936	-	4,936
COVID-19 (1)	12	15	32	55
Other charges (2)	170	(6)	509	(6)
Adjusted EBITDA	$34,102	$33,491	$38,738	$44,149

(1) Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.
(2) Reflects unrelated legal, severance, restructuring and consulting fees for the periods presented.

Douglas Dynamics, Inc.
Segment Disclosures (unaudited)
(In thousands)

	Three Months Ended June 30, 2022	Three Months Ended June 30, 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021

Work Truck Attachments
Net Sales	$130,364	$104,638	$176,140	$146,619
Adjusted EBITDA	$33,589	$32,177	$36,633	$40,416
Adjusted EBITDA Margin	25.8%	30.8%	20.8%	27.6%

Work Truck Solutions
Net Sales	$57,197	$52,892	$114,022	$114,253
Adjusted EBITDA	$513	$1,314	$2,105	$3,733
Adjusted EBITDA Margin	0.9%	2.5%	1.8%	3.3%

Douglas Dynamics – Second Quarter 2022

Douglas Dynamics, Inc.
Reconciliation of Net Income to Adjusted Net Income (unaudited)
(In thousands, except share and per share data)

	Three month period ended June 30,		Six month period ended June 30,
	2022	2021	2022	2021

Net income	$17,725	$14,103	$13,817	$14,845
Adjustments:
Stock based compensation	3,153	4,055	5,053	6,020
Loss on extinguishment of debt	-	4,936	-	4,936
COVID-19 (1)	12	15	32	55
Adjustments on derivative not classified as hedge (2)	(172)	605	(344)	(849)
Other charges (3)	170	(6)	509	(6)
Tax effect on adjustments	(791)	(2,401)	(1,312)	(2,539)
Adjusted net income	$20,097	$21,307	$17,755	$22,462

Weighted average basic common shares outstanding	22,907,414	22,973,391	22,944,769	22,927,658
Weighted average common shares outstanding assuming dilution	22,907,414	22,985,233	22,947,352	22,943,836

Adjusted earnings per common share - dilutive	$0.85	$0.91	$0.75	$0.95

GAAP diluted earnings per share	$0.75	$0.60	$0.58	$0.63
Adjustments net of income taxes:

Stock based compensation	0.10	0.14	0.17	0.19
Loss on extinguishment of debt	-	0.16	-	0.16
COVID-19 (1)	-	-	-	-
Adjustments on derivative not classified as hedge (2)	(0.01)	0.01	(0.01)	(0.03)
Other charges (3)	0.01	-	0.01	-

Adjusted diluted earnings per share	$0.85	$0.91	$0.75	$0.95

(1) Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.
(2) Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.
(3) Reflects unrelated legal, severance, restructuring and consulting fees for the periods presented.

Douglas Dynamics, Inc.
Free Cash Flow reconciliation (unaudited)
(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2022	2021	2022	2021

Net cash provided by (used in) operating activities	$(32,211)	$(11,008)	$(58,204)	$13,141
Acquisition of property and equipment	(3,382)	(2,409)	(5,580)	(4,586)
Free cash flow	$(35,593)	$(13,417)	$(63,784)	$8,555